EXHIBIT NO. 3.2

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            B & B CAPITAL GROUP, INC.

         Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being all the Board of Directors of B & B Capital Group, Inc., (hereinafter the "Corporation"), a Florida corporation organized and existing under and by virtue of Chapter 607 of laws of the State of Florida (hereinafter "the Corporation"), and desiring to amend and restate its Articles of Incorporation, does hereby certify:

         1.       The name of the corporation is B & B Capital Group, Inc.

         2. The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on May 5, 1998, Document #P98000040673.

         3. The Amended and Restated Articles of Incorporation were adopted by the Board of Directors on February 14, 2002, and by Written Consent Action of the Sole Shareholder on February 14, 2002. To effect the foregoing, the text of the Articles of Incorporation is hereby amended and restated as herein set forth in full and shall supersede the original Articles of
                  Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of this Corporation shall be: B & B CAPITAL GROUP, INC.

                                   ARTICLE II
                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office and mailing address of the Corporation shall be 900 South Gay Street, Suite 2100, Knoxville, Tennessee 37902.

                                   ARTICLE III
                     NATURE OF CORPORATE BUSINESS AND POWERS

         The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

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                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 105,000,000 shares consisting of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The shares of preferred stock may be created and issued from time to time, in such series and with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

                                    ARTICLE V
                                TERM OF EXISTENCE

         This Corporation shall have perpetual existence.


                                   ARTICLE VI
                          REGISTERED AGENT AND ADDRESS

         The Registered Agent and the street address of the Registered Office of this Corporation in the State of Florida shall be Roxanne K. Beilly, 350 E. Las Olas Boulevard, Fort Lauderdale, Florida 33301.

                                   ARTICLE VII
                               BOARD OF DIRECTORS

         The number of Directors may be increased or diminished from time to time by the Bylaws. The name and address of the Director of this Corporation is:

                                  T. Lynn Tarpy

                              900 South Gay Street
                                   Suite 2100
                           Knoxville, Tennessee 37902

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                                  ARTICLE VIII
                                 INDEMNIFICATION

         The Corporation may indemnify any director, officer, employee, or agent of the Corporation to the fullest extent permitted by Florida law.

                                   ARTICLE IX
                             AFFILIATED TRANSACTIONS

         This Corporation expressly elects not to be governed by Section
607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

                                    ARTICLE X
                           CONTROL SHARE ACQUISITIONS

         This Corporation expressly elects not to be governed by Section
607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

         The foregoing articles and amendments were adopted by the Board of Directors of the Corporation pursuant to a Written Consent of the Sole Director of the Corporation, and by the Sole Shareholder of the Common Stock, acting by Written Consent pursuant to Sections 607.0821 and 607.0704 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation of B & B Capital Group, Inc., a Florida corporation, have been executed this _____ day of February, 2002.


                                     ------------------------------------------
                                     T. Lynn Tarpy, President and Sole Director

                    CERTIFICATE DESIGNATING REGISTERED AGENT
                        AND OFFICE FOR SERVICE OF PROCESS

         B & B CAPITAL GROUP, INC., a corporation existing under the laws of the State of Florida with its principal office and mailing address at 350 E. Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, has named Roxanne K. Beilly, whose address is 350 E. Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, as its agent to accept service of process within the State of Florida.

                                   ACCEPTANCE:

         Having been named to accept service of process for the above named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.


                                              By:_______________________________
                                                      Roxanne K. Beilly